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                                                                   Exhibit 99.13

(LOGO OF AMF APPEARS HERE)

                               June 28, 1999

             IMPORTANT ANNOUNCEMENT TO THE HOLDERS OF COMMON STOCK
                              OF AMF BOWLING, INC.

  This is to advise you that AMF Bowling, Inc. (the "Company") has announced the terms of its rights offering (the "Rights Offering"). In connection therewith, the Company has filed a Registration Statement, as amended, on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission, which has been declared effective. Under the terms of the Rights Offering, the Company will issue rights (the "Rights") to subscribe for 27,998,929 shares of common stock of the Company. Each holder of common stock will receive .4698 rights for each share held at the close of business on July 7, 1999, the record date for the Rights Offering (the "Record Date"). The total number of Rights distributed to each stockholder will be rounded up to the nearest whole number. Each whole right may be exercised for one share of common stock at a subscription price of $5.00 per share (the "Subscription Price"). The Rights are transferable and will be listed for trading on the NYSE under the symbol "PINRT." The Rights will expire at 5:00 p.m., New York Time on July 28, 1999, unless extended by AMF.

  The Rights have an over-subscription privilege which entitles participating Rights holders to elect to purchase a portion of the shares not purchased in the Rights Offering by other Rights holders. The Rights also include a conditional over-subscription privilege which entitles participating Rights holders to elect to purchase additional shares so that the total proceeds of the Rights Offering amount to at least $120 million. Certain of the Company's significant stockholders are currently expected to fully exercise their basic subscription privileges in the Rights Offering, and it is currently anticipated that some of those significant stockholders will exercise their conditional over-subscription privileges to an undetermined extent, subject to market conditions. However, those significant stockholders are not obligated to so exercise their basic subscription and conditional over-subscription privileges in the Rights Offering.

  As soon as practicable after the close of business on the Record Date, a Rights certificate and a related set of instructions explaining the procedure for exercising, selling or transferring the Rights, together with the prospectus forming a part of the Registration Statement (the "Prospectus"), will be mailed to you. The terms of the Rights Offering will be more completely described in the Prospectus. If these documents do not arrive within a reasonable time after the Record Date, please notify the Information Agent for the Rights Offering, D.F. King & Co., Inc. at 77 Water Street, New York, New York 10005, or by telephone at (800) 628-8532. Banks and brokers may call collect (212) 269-5550. The Rights Offering has not yet commenced. Therefore, there is no action to take at this time.

  This notice is given pursuant to the requirements of the New York Stock Exchange. This notice does not constitute an offer to sell or the solicitation of an offer to buy any securities of the Company, and no such offer or solicitation will be made except in compliance with applicable securities laws. The Rights Offering will be made only by means of the Prospectus.
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  Although you are not required to take any action at this time, you should be prepared to act promptly or to have someone authorized to act for you when you receive your Rights certificate. Whether you anticipate exercising, selling or transferring your Rights, you should bear in mind that in order for an exercise to be valid, the payment of the Subscription Price for Rights being exercised must be received by the subscription agent for the Rights Offering, ChaseMellon Shareholder Services, L.L.C., and any such payments by uncertified check must have cleared before the Rights Offering expires.

                                          Very truly yours,

                                          /s/ Suzanne B. Roski
                                          -------------------------------------

                                          Suzanne B. Roski

                                          Secretary